UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 11, 2018

Bionik Laboratories Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-54717	27-1340346
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

483 Bay Street, N105 Toronto, ON	M5G 2C9
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (416) 640-7887

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

The information set forth in Item 5.02 in this Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 11, 2018, Bionik Laboratories Corp. (the “Registrant”) issued a press release publicly announcing the appointment of Renaud Maloberti, age 49, as the Registrant’s new Chief Commercial Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on 8-K, and which is incorporated by reference herein.

From April 2012 through May 2018, Mr. Maloberti held various positions at FujiFilm SonoSite Inc., which develops cutting-edge, portable and point-of-care ultrasound solutions, most recently as Vice President and General Manager of the SonoSite High Frequency Division, where as he led the development and launch of the world’s first and only ultra-high frequency ultrasound and led the division through double-digit revenue growth for six years. Mr. Maloberti previously served as General Manager, Americas for BK Medical Systems, a subsidiary of Analogic Corporation (Nasdaq:ALOG), a leader for advanced imaging technologies and real-time guidance systems in disease diagnosis and treatment, from November 2006 through March 2012. Prior to that, from October 2004 through October 2006, he was the Director of Marketing and Product Management at Draeger Medical Systems for its patient monitoring and healthcare IT business. From July 1994 through October 2004, Mr. Maloberti held various positions with GE Healthcare and GE Medical Systems, most recently as Manager, Global Radiography Business.

Mr. Maloberti holds an MBA in global marketing from the F.W. Olin Graduate School of Business at Babson College, and a Bachelor’s Degree in International Finance from ESLSCA Business School in Paris, France.

The Registrant entered into an Employment Agreement with Mr. Maloberti, effective as of June 11, 2018, his first day of employment (the “Employment Agreement”).

Mr. Maloberti shall be employed by the Registrant until terminated pursuant to the termination provisions described in the Employment Agreement. Pursuant to the terms of the Employment Agreement, Mr. Maloberti shall receive an annual base salary of $295,000 per annum. The annual base salary shall be reviewed on an annual basis. Mr. Maloberti may be entitled to receive an annual bonus of up to 40% of annualized actual base salary, based on performance in the previous fiscal year. He is also entitled to participate in the Registrant’s equity incentive plan, and shall be granted options to purchase an aggregate of 750,000 shares of the Registrant’s common stock, at an exercise price per share equal to the fair market value of the Registrant’s common stock on June 11, 2018, the date of grant, and which shall vest equally over a 3 year period commencing one year from the date of grant and in the two subsequent years on the anniversary of the grant date.

In the event Mr. Maloberti’s employment is terminated as a result of death, Mr. Maloberti’s estate would be entitled to receive any earned base salary and accrued vacation earned up to the date of death.

In the event Mr. Maloberti’s employment is terminated as a result of disability (as defined in the Employment Agreement), Mr. Maloberti would be entitled to receive the annual salary, accrued vacation, and benefits through the date of termination.

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In the event Mr. Maloberti’s employment is terminated by the Registrant for cause, as defined in the Employment Agreement, Mr. Maloberti would be entitled to receive his unpaid base salary earned up to the date of termination.

In the event Mr. Maloberti’s employment is terminated by the Registrant without cause, he would be entitled to receive 6 months’ salary and benefits, plus accrued vacation.

Mr. Maloberti may terminate the Employment Agreement and his employment at any time, for any reason, provided that he provides the Registrant with 30 days’ prior written notice. In case of “good reason (as defined in the Employment Agreement), the Registrant shall pay to Mr. Maloberti: (i) 6 months’ salary and benefits; (ii) accrued vacation time if any; provided that the Registrant shall not be required to pay the 6 months’ salary and benefits in the event the Registrant elects to enforce the non-competition provisions of the Employment Agreement and pays to Mr. Maloberti as a result of such enforcement, no less than that amount in base salary.

The Employment Agreement contains customary non-competition, non-solicitation and non-disparagement provisions in favor of the Registrant. Mr. Maloberti also agreed to customary terms regarding confidentiality and ownership of intellectual property.

The foregoing is intended only to be a summary of the Employment Agreement, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on 8-K, and which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following documents are furnished herewith as exhibits to this report:

Exhibit Number	Description of Exhibit

10.1	Employment Agreement with Renaud Maloberti

99.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 11, 2018

BIONIK LABORATORIES CORP.

By:	/s/ Leslie Markow
Name:	Leslie Markow
Title:	Chief Financial Officer

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